Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of Acri Capital Acquisition Corporation of our report dated March 11, 2022, except for Notes 1, 4 and 8 which are dated May 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Acri Capital Acquisition Corporation as of February 15, 2022 and for the period from January 7, 2022 (inception) through February 15, 2022, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

May 18, 2022